Exhibit 99.1

For Immediate Release

Contact: John E. Vollmer III

SVP & Chief Financial Officer

Patterson-UTI Energy, Inc.
(214) 360-7800

Patterson-UTI Energy Reports
Financial Results for Fourth Quarter of 2007

SNYDER, Texas – February 14, 2008 — PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today announced financial results for the three and twelve months ended December 31, 2007. Net income for the three-month period totaled $85.1 million, or $0.55 per share, compared to $156 million, or $0.97 per share for the three months ended December 31, 2006. Revenues for the three months ended December 31, 2007 were $521 million, compared to $638 million for the fourth quarter of 2006.

Net income for the year ended December 31, 2007 totaled $439 million, or $2.79 per share, compared to net income of $673 million, or $4.02 per share for the year ended December 31, 2006. Revenues for 2007 were $2.1 billion, compared to $2.5 billion for 2006.

The Company also declared a quarterly cash dividend on its Common Stock of $0.12 per share, to be paid on March 28, 2008 to holders of record as of March 12, 2008.

Douglas J. Wall, Patterson-UTI’s Chief Executive Officer, stated, “In our drilling business, average revenue per operating day during the fourth quarter increased to $19,250, up slightly from $19,150 in the third quarter of 2007. Average direct operating costs per operating day were $11,110 for the fourth quarter, compared to $10,840 for the third quarter of 2007. Higher Canadian drilling activity increased average revenue and direct costs per operating day. Average revenue per day in the U.S., excluding the benefit of a term contract buyout, decreased approximately $200 compared to the third quarter of 2007.”

Mr. Wall said, “For the quarter ended December 31, 2007, the Company had an average of 241 drilling rigs operating, including 231 rigs in the U.S. and 10 rigs in Canada. This compares to an average of 243 drilling rigs operating, including 234 rigs in the U.S. and 9 rigs in Canada, for the third quarter of 2007. We currently expect that our rig count for the first quarter of 2008 will be similar to the fourth quarter of 2007.”

“We have continued to expand our pressure pumping business which completed its most successful year. It again achieved record results in 2007 with an increase of 43% in operating income compared to the prior year,” Mr. Wall added.

Mark S. Siegel, Chairman of Patterson-UTI, stated, “We have continued to make significant investments in our drilling rig fleet, bringing our four-year total to more than $1.5 billion. We have significantly upgraded our drilling rig fleet, including deploying approximately 70 new and like-new rigs. In 2008, we plan to invest approximately $480 million in our businesses, including continuation of our rig fleet upgrades and expansion of our pressure pumping operations in Appalachia.”

Mr. Siegel added, “We believe the long-term upward trend in the number of wells drilled will continue, as it is the principal mechanism to meet demand for natural gas and to offset steep decline rates. We expect this increase in demand and the slowdown of new rigs entering the market will ultimately correct the current oversupply of drilling rigs available. We believe that sustained natural gas prices, at current or higher levels, support our expectation for increased drilling activity. We have approximately 90 currently marketable land drilling rigs available in the U.S. to reactivate for our customers needs.”

“We also believe our strong balance sheet and our commitment to invest in our rig fleet and pressure pumping business will continue to serve our Company and its shareholders well in the future. During 2007, the Company purchased 3,329,119 shares of the Company’s Common Stock for an aggregate cost of $70.8 million and paid cash dividends of $68.6 million,” Mr. Siegel added.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Statement of Financial Accounting Standards No. 128. The Company will hold its quarterly conference call to discuss fourth quarter results today at 10:00 a.m. Eastern (9:00 a.m. Central and 7:00 a.m. Pacific). This call is being Webcast and can be accessed through Patterson-UTI’s Web site at www.patenergy.com or at www.streetevents.com in the Individual Investor Center. Replay of the conference call Webcast will be available through February 28, 2008 at www.patenergy.com and telephone replay of the call will be available through February 18, 2008.

About Patterson-UTI Energy, Inc.

Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company has approximately 350 currently marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, South Dakota, Pennsylvania and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has working interests in oil and natural gas properties.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, excess availability of land drilling rigs, including as a result of the reactivation or construction of new land drilling rigs, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, shortages of rig equipment and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
REVENUES	$520,533	$638,382	$2,114,194	$2,546,586
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion and impairment)	305,241	318,277	1,188,039	1,243,502
Depreciation, depletion and impairment	66,805	56,125	249,206	196,370
Selling, general and administrative	17,039	15,637	64,623	55,065
Embezzlement costs (recoveries)	(875)	140	(43,955)	3,081
(Gain) loss on disposal of assets	58	4,256	(16,545)	3,819
Other operating expenses	950	1,200	2,550	5,585

Total Costs and Expenses	389,218	395,635	1,443,918	1,507,422

OPERATING INCOME	131,315	242,747	670,276	1,039,164

OTHER INCOME (EXPENSE)
Interest expense	(236)	(1,126)	(2,187)	(1,602)
Interest income	438	346	2,355	5,925
Other	118	116	363	347

Total Other Income	320	(664)	531	4,670

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLE	131,635	242,083	670,807	1,043,834
INCOME TAX EXPENSE	46,529	85,765	232,168	371,267

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	85,106	156,318	438,639	672,567
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, NET OF RELATED
TAX EXPENSE OF $398	—	—	—	687

NET INCOME	$85,106	$156,318	$438,639	$673,254

NET INCOME PER COMMON SHARE
Basic	$0.56	$0.99	$2.83	$4.08

Diluted	$0.55	$0.97	$2.79	$4.02

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	153,196	158,347	154,755	165,159

Diluted	155,416	160,760	156,997	167,413

CASH DIVIDENDS PER COMMON SHARE	$0.12	$0.08	$0.44	$0.28

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Contract Drilling:
Revenues	$426,642	$553,270	$1,741,647	$2,169,370
Direct operating costs (excluding depreciation)	$246,347	$264.980	$963,150	$1,002,001
Selling, general and administrative	$1,426	$1,975	$5,893	$7,313
Depreciation	$57,737	$46,843	$213,812	$168,607
Operating income	$121,132	$239,472	$558,792	$991,449
Operating days	22,164	26,657	89,095	108,192
Average revenue per operating day	$19.25	$20.76	$19.55	$20.05
Average direct operating costs per operating day	$11.11	$9.94	$10.81	$9.26
Average margin per operating day	$8.13	$10.81	$8.74	$10.79
Average rigs operating	241	290	244	296
Capital expenditures	$136,125	$153,922	$539,506	$531,087
Pressure Pumping:
Revenues	$54,138	$37,871	$202,812	$145,671
Direct operating costs (excluding depreciation)	$29,663	$21,210	$105,273	$77,755
Selling, general and administrative	$5,213	$3,597	$18,971	$13,185
Depreciation	$4,077	$2,821	$14,311	$9,896
Operating income	$15,185	$10,243	$64,257	$44,835
Total jobs	3,617	2,806	14,094	11,650
Average revenue per job	$14.97	$13.50	$14.39	$12.50
Average costs per job	$8.20	$7.56	$7.47	$6.67
Average margin per job	$6.77	$5.94	$6.92	$5.83
Capital expenditures	$5,904	$13,891	$47,582	$41,262
Drilling and Completion Fluids:
Revenues	$30,323	$37,137	$128,098	$192,358
Direct operating costs (excluding depreciation)	$26,580	$29,954	$108,752	$150,372
Selling, general and administrative	$2,639	$2,756	$9,958	$10,521
Depreciation	$739	$706	$2,860	$2,706
Operating income	$365	$3,721	$6,528	$28,759
Capital expenditures	$501	$1,170	$3,082	$4,222
Oil and Natural Gas Production and Exploration:
Revenues	$9,430	$10,104	$41,637	$39,187
Direct operating costs (excluding depreciation, depletion and impairment)	$2,651	$2,133	$10,864	$13,374
Selling, general and administrative	$348	$735	$2,365	$2,785
Depreciation, depletion and impairment	$4,049	$5,553	$17,410	$14,368
Operating income	$2,382	$1,683	$10,998	$8,660
Capital expenditures	$3,712	$5,499	$17,516	$21,198
Corporate and Other:
Selling, general and administrative	$7,413	$6,574	$27,436	$21,261
Depreciation	$203	$202	$813	$793
Other operating expenses	$950	$1,200	$2,550	$5,585
(Gain) loss on disposal of assets	$58	$4,256	$(16,545)	$3,819
Embezzlement costs (recoveries)	$(875)	$140	$(43,955)	$3,081
Capital expenditures	$—	$15	$—	$150
Total capital expenditures	$146,242	$174,497	$607,686	$597,919

	December 31,	December 31,
	2007	2006
Selected Balance Sheet Data (Unaudited):
Cash and cash equivalents	$17,434	$13,385
Current assets	$522,785	$652,670
Total assets	$2,465,199	$2,192,503
Current liabilities	$295,208	$317,618
Long-term debt	$50,000	$120,000
Working capital	$227,577	$335,052